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                                                                    EXHIBIT 14.1

POLICIES & PROCEDURES                                   CODE OF BUSINESS CONDUCT
                                                                      AND ETHICS
                                                                    POLICY #1.04
                                                      Last Revised March 3, 2006
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PURPOSE:

Cott Corporation is committed to conducting business in a manner that follows the highest ethical standards and complies with all applicable laws. In order to help ensure that this commitment is met by Cott Corporation and all its subsidiaries (collectively, "Cott" or the "Company"), this Code of Business Conduct and Ethics (the "Code") has been adopted by Cott.

This Code has been designed to help guide activities and behaviors in the conduct of the Company's business or as a representative of the Company. However, a code of conduct cannot be all encompassing and address every possible situation that might arise, nor can it replace the honest and ethical behavior of thoughtful directors, officers and employees. One must use good judgment at all times, and always act not only in the best interests of Cott but also in an honest and ethical manner.

SCOPE:

This Code applies to Cott's directors, officers and employees with respect to their dealings with or on behalf of Cott. Officers and employees will be collectively referred to in this Code as "Employees." All Employees are responsible for conducting themselves in compliance with this Code. In addition, all members of Cott's Board of Directors, in regard to their Cott duties, are responsible for conducting themselves in compliance with the provisions of this Code that apply to them.

Some of the topics of this Code are addressed with more specificity in certain of Cott's other policies. Moreover, this Code does not address every policy applicable to Employees and directors of Cott. This Code is intended to contain general standards for conducting business as an Employee or director of Cott. Employees and directors are reminded of their obligations under Cott's other policies and should review these policies for more specific guidance.

POLICY:

1.   COMPLIANCE WITH LAWS

Cott's business activities shall be conducted in compliance with all applicable laws and regulations (including insider trading laws as well as the rules of stock exchanges on which the Company's shares are traded), whether local, provincial, state, federal or foreign (collectively, as applicable, "laws").

In all situations, including those where there are no applicable legal principles or where there are unclear or conflicting laws, Cott's business will be conducted in such a manner that will not embarrass or pose a risk to the Company should the full facts be disclosed.

In general, ignorance of the law is not a defence should such laws be contravened. Accordingly, Employees and directors must be aware of laws governing Cott and must ensure that their conduct is in compliance with all such laws.

Guidance on specific questions can be obtained from Cott's General Counsel.

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POLICIES & PROCEDURES                                   CODE OF BUSINESS CONDUCT
                                                                      AND ETHICS
                                                                    POLICY #1.04
                                                      Last Revised March 3, 2006
                                                                     Page 2 of 8

The following are some general examples of laws and policies that must be observed. This list is not all encompassing.

(A) FAIR COMPETITION -- Cott believes that unrestricted honest competition is essential to the operation of the free enterprise system. Collusive, anti-competitive discussions and/or agreements with competitors and others are prohibited. These include: agreements to fix prices or allocate or divide markets or customers; boycotting or refusing to deal with customers or suppliers, without good reason; or engaging in any other behavior that unlawfully restrains competition.

In addition, discussing or exchanging information that is competitively sensitive, in particular with competitors, is prohibited. Examples of this type of information include prices, costs, marketing plans or studies and production plans and capabilities. Employees should consult first with Cott's General Counsel prior to having any discussion with a competitor. If any competitor initiates a discussion involving any of these subjects, the Employee must refuse to participate in the discussion and report the matter to Cott's General Counsel.

Employees who participate in trade associations, or who have other routine contacts with competitors, must be especially careful not to divulge this type of information. Except in the case of the President and CEO, whose participation in such associations is accepted in their discretion, participation in such associations must have the prior approval of the following, as applicable:

DIVISIONAL EMPLOYEES:
A member of the Executive Council.

CORPORATE EMPLOYEES:
SVP Corporate Resources; General Counsel; CFO; or President & CEO

EXECUTIVE COUNCIL:
President & CEO

Such approvals should be in writing and a copy sent to the applicable human resources department to be maintained with the employee's personnel file.

Employees and directors should deal fairly with the Company's customers, suppliers, competitors, security holders and other employees, as applicable. No one should take unfair advantage of any others through misrepresentation or unfair business practices.

(B) IMPROPER PAYMENTS / GIFTS AND GRATUITIES -- Fees, commissions, payments, gifts and gratuities of any kind shall be paid or received only for clearly stated, legitimate and lawful business purposes. Bribes, kickbacks, extraordinary commissions, payments or other consideration for the purchase of favored treatment by governments or government officials, other business organizations or individuals, including payments made by or to immediate family members (collectively, the "Improper Payments") are strictly prohibited.

Employees may receive gifts, favors and services on behalf of Cott provided all of the following criteria are met:

     i)   they cannot be Improper Payments;

     ii) they are occasionally received and are of a relatively minor value (under $100.00 (US));

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POLICIES & PROCEDURES                                   CODE OF BUSINESS CONDUCT
                                                                      AND ETHICS
                                                                    POLICY #1.04
                                                      Last Revised March 3, 2006
                                                                     Page 3 of 8

     iii) they are not paid in cash, bonds or negotiable securities;

     iv) they are made as a matter of general and accepted ethical business practice and are made in the ordinary course of business; and

     v) they do not contravene any laws or any known policies relating to gifts, favors and services of the provider.

Employees may also accept an occasional meal or entertainment in connection with furthering Cott's interest, whether or not of nominal value as described above, but only if it would be appropriate to reciprocate in the future or if refusal would be discourteous and so long as the other criteria set forth above in (i) through (v) are satisfied. In addition, if it would be discourteous to refuse a gift that is not of a nominal amount, and which otherwise satisfies all of the criteria set forth above, it may be accepted but only if it is accepted on behalf of a recognized charity and is donated to that charity.

Employees may furnish gifts, favors and services on behalf of Cott provided all of the following criteria are met:

     a)   they cannot be Improper Payments;

     b)   they are of relatively minor value (under $100.00 (US));

     c)   they are not paid in cash, bonds or negotiable securities;

     d) they are made as a matter of general and accepted ethical business practice and in the ordinary course of business; and

     e) they do not contravene any laws or any known policies relating to gifts, favors, services and entertainment of the recipient.

Employees may also furnish an occasional meal or entertainment in connection with furthering Cott's interest, whether or not of nominal value as described above, so long as the other criteria set forth above in (a) through (e) are satisfied.

(C) SUPPLIERS AND CONTRACTORS -- The selection of suppliers of goods or services to Cott will be based on objective criteria, including quality, price, service and overall benefit to Cott.

Payments by Cott for goods and services shall be supported in all cases by invoices or other appropriate documentation reflecting the actual purpose of the payments. Payments may only be made to the people or businesses that supplied the goods or services, unless the contrary has been approved in advance pursuant to Section 5 of this Code.

(D) DISCRIMINATION AND EQUAL OPPORTUNITY -- Cott believes that diversity among its Employees is critical to its success. Therefore, Cott seeks to recruit, develop and retain the most talented people from a diverse candidate pool.

Advancement within Cott is based on merit. Cott is fully committed to equal employment opportunity and compliance with the letter and spirit of the full range of fair employment practices and non-discrimination laws in the countries in which it does business. This commitment applies to all stages of the employment relationship, including recruiting, hiring, training, evaluation, promotion, compensation and benefits,

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POLICIES & PROCEDURES                                   CODE OF BUSINESS CONDUCT
                                                                      AND ETHICS
                                                                    POLICY #1.04
                                                      Last Revised March 3, 2006
                                                                     Page 4 of 8

transfer, corrective action, discipline and termination.

Cott also prohibits sexual and all other forms of personal harassment (including intimidation and offensive or abusive behavior) in the workplace.

(E) BOOKS AND RECORDS -- Cott's books and records must reflect all business transactions in a complete, accurate and timely manner.

Employees are responsible and accountable for the accurate reporting of all transactions in which they are directly involved. Accurate and reliable records are essential for Cott to meet its legal and financial obligations and to manage its business. Falsification of the Company's records in any form is a violation of this Code.

No undisclosed or unrecorded funds or assets are permissible. No fund or transaction is to be concealed from management or Cott's internal or external auditors. Any questions in this regard should be directed to Cott's Chief Financial Officer or General Counsel.

2.   CONFLICTS OF INTEREST

A conflict of interest arises when one's personal or financial interest differs from his or her responsibilities to Cott. A conflict of interest could arise when an Employee or director takes actions or has interests that may make it difficult to perform Company duties in the best interests of the Company. It is impossible to catalogue all of the potential conflict of interest situations that may arise. Employees and directors are expected to use good judgment and common sense to avoid not only actual conflicts of interest but also the appearance of conflicts of interest. What follows are some examples of certain conflict of interest situations that must be avoided, unless special permission has been obtained in advance pursuant to Section 5 of this Code. This list is not all encompassing.

(A) OUTSIDE ACTIVITIES/DIRECTORS -- A director may face a conflict of interest when he or she takes actions or has interests that may make it difficult to perform the director's duties for the Company objectively and effectively. Conflicts of interest may arise when a director, or a member of the director's immediate family, receives improper benefits because of the director's position with the Company. Except as authorized by Cott's Board of Directors, no outside director shall have a direct economic relationship with the Company. Company loans to, or guarantees of obligations of, directors and executive officers, as well as their immediate family members are prohibited. Any proposed affiliation with a for-profit enterprise or any proposed transaction, which has any relationship or involvement with Cott, and in which a director has a direct economic or beneficial interest shall be subject to review by the Corporate Governance Committee of the Board for potential conflicts. Since conflicts may not always be clear, the directors shall report any potential conflicts to, and are encouraged generally to consult with, the General Counsel. The General Counsel will then consult with the Chairman of the Board, or the full Board, as necessary.

In addition, members of Cott's Board of Directors are expected to disclose to their fellow directors any personal interest they may have in a transaction that is brought to the Board for consideration and to excuse themselves from participation in any decision in which there is a conflict between their personal interests and the interests of Cott.

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POLICIES & PROCEDURES                                   CODE OF BUSINESS CONDUCT
                                                                      AND ETHICS
                                                                    POLICY #1.04
                                                      Last Revised March 3, 2006
                                                                     Page 5 of 8

(B) OUTSIDE ACTIVITIES/EMPLOYEES -- Every Employee has a duty to be free of outside interests, activities and influences that might:

     i) impair the exercise of an Employee's independent judgment, responsibility, initiative or efficiency in acting for Cott; or

     ii)  expose an Employee and/or Cott to legal liability or public criticism;
          or

     iii) otherwise be harmful or detrimental to Cott's activities or reputation.

The Employee's duty to remain free of conflicts of interest is a continuing obligation and Employees are to act in accordance with the highest standards of fairness, integrity and equity towards Cott. It must be recognized that interests or relationships that may have been unquestionably free of any source of potential conflict at one time may become sources of potential conflict as a result of changes completely independent of Cott.

Cott expects that it shall receive from its Employees sufficient commitment and energies to ensure the satisfactory fulfillment of the Employee's job responsibilities.

Cott does not object to Employees accepting a second job as long as the following conditions are met: (A) the second job does not interfere with the Employee's scheduled work hours, including assigned overtime or on-call duty;
(B) the second job does not negatively affect the Employee's ability to perform the job requirements of the position adequately; and (C) the second job does not represent a conflict of interest.

An Employee may be asked to accept a position as an officer or director of an outside business organization which does not represent a conflict of interest. Acceptance of such a position requires prior written approval pursuant to
Section 5 of this Code.

(C) COMPANY RESOURCES -- Employees and directors are prohibited from (i) taking for themselves personally business opportunities that are discovered through the use of Cott property, information or position; (ii) using Cott property, information or position for improper personal gain; and (iii) competing with Cott. All Employees and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes, and only incidentally (e.g. occasional personal phone calls) for personal use, and then otherwise strictly in accordance with this Code.

Employees and directors are responsible for safeguarding and for proper utilization of the Company's tangible and intangible assets and those of its customers and suppliers under their control. Assets include cash, securities, business plans, customer information, supplier information, intellectual property, physical property (including telephones and computers) and services.

Misappropriation of the Company's assets is a breach of duty to Cott and may constitute an act of fraud against the Company. Similarly, carelessness or waste in regard to the Company's assets is also a breach of a duty to Cott.

(D) CONFLICTS AND BENEFICIAL INTEREST IN OUTSIDE CONCERNS -- Employees should notify the General Counsel and Senior Vice President, Corporate Resources if either they or members of their immediate families have

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POLICIES & PROCEDURES                                   CODE OF BUSINESS CONDUCT
                                                                      AND ETHICS
                                                                    POLICY #1.04
                                                      Last Revised March 3, 2006
                                                                     Page 6 of 8

or propose to have a direct or indirect personal interest in the business of a supplier, contractor, customer, competitor, joint venture partner or service provider of or to Cott or a company in which Cott has an equity or other investment. If the General Counsel or Senior Vice President, Corporate Resources determines that such relationship might give rise to a conflict of interest of the type described in Section 2 of this Code, then an approval in accordance with Section 5 of this Code shall be required. Such direct and indirect interests would include:

     i) the acquisition of a material equity or debt interest in any such entity; (any interest in such an entity, including a non-material interest, should be limited to those securities which are listed on a recognized securities exchange or those which are customarily bought and sold on a regulated over-the-counter market. In addition, such interests should be held as passive personal investments only and be limited to an amount a prudent individual would deem to be immaterial (in other words, never more than 1% of an entity's outstanding securities of the same class); or

     ii) a partnership interest, profit-sharing arrangement or creditor/debtor relationship with such concern; or

     iii) serving in any capacity including agent, representative, consultant, director, officer or employee for such concern; or

     iv) acceptance of a loan, advance, or other benefit from such concern other than loans or advances from banks or other lending institutions provided on a commercial basis.

For purposes of this Code, "immediate family member" is defined as an employee's spouse (including common law), parents (including step), children (including step), brother/sister (including step), grandparents, grandchildren, brothers-in-law, sisters-in-law, father-in-law and mother-in-law.

3.   CONFIDENTIAL AND INSIDE INFORMATION

Employees and directors will, during the course of their relationship with Cott, have access to confidential information relating to the Company and its business.

Confidential information includes all non-public information that might be of use to competitors or harmful to Cott or its customers if disclosed. Examples of confidential information include: (a) any competitive system, information or process; (b) non-public information about Cott's operations (including pricing and cost information), results, strategies and projections; (c) non-public information about Cott's business plans, business processes and client relationships; (d) non-public employee information; (e) non-public information received in the course of employment about customers and suppliers (as well as potential customers and suppliers); (f) non-public information about Cott's technology, systems and proprietary products; and (g) trade secrets (such as, for example, beverage formulas).

During the course of their relationship with Cott, and continuing thereafter, Employees and directors must maintain and protect the confidentiality of confidential information they obtain or create in connection with their activities for or on behalf of Cott. Confidential information must not be

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POLICIES & PROCEDURES                                   CODE OF BUSINESS CONDUCT
                                                                      AND ETHICS
                                                                    POLICY #1.04
                                                      Last Revised March 3, 2006
                                                                     Page 7 of 8

disclosed to anyone (including other Cott personnel) who is not authorized to receive it nor has the need to know the information. The only exceptions are when such disclosure has been properly authorized by the customer or supplier or appropriate Cott personnel, or is required by applicable law or appropriate legal process. Any questions in this regard should be directed to Cott's General Counsel.

Employees and directors must take precautionary measures to prevent unauthorized disclosure of Cott's confidential information. Confidential information should never be discussed in public places. Employees and directors should also ensure that business records and documents are produced, copied, faxed, filed, stored and discarded by means designed to minimize the risk that unauthorized persons might obtain access to confidential information. In addition, computers and work areas should be properly secured to prevent unauthorized access.

An Employee or director who comes into possession of material non-public information may not execute any trade in the securities of the subject company without first consulting with the General Counsel, who will then determine whether such trade would violate Cott policy or applicable laws.

4.   CODE ADMINISTRATION; INTERPRETATION

Employees and directors will receive a copy of this Code at the time they join Cott and will thereafter receive periodic updates. Also, agents and consultants who are retained by Cott shall receive and be subject to this Code. In addition, this Code can be found on Cott's Intranet website.

All Employees, directors, consultants or agents retained by Cott must have read this Code and understand its provisions.

Failure to read this Code does not excuse anyone to whom this Code applies from the obligation to comply with the terms of this Code.

Anyone who is unsure as to the proper interpretation of this Code or application of this Code to specific situations should direct their questions to and seek guidance from the General Counsel or the Senior Vice President, Corporate Resources.

5.   APPROVALS

Any two of the following individuals, Chief Executive Officer, President, Chief Financial Officer, General Counsel, and Senior Vice President Corporate Resources must review and approve in writing any circumstance requiring special permission, as described in the Code. Any request for approval shall be submitted in writing to the General Counsel. Copies of these approvals will be maintained and made available to auditors or investigators as required by applicable law.

Waivers of any provision of this Code for executive officers or directors must be approved by the Cott Corporation Board of Directors or the Corporate Governance Committee and will be promptly disclosed to shareowners to the extent required by applicable laws or exchange requirements. This Code may only be amended by the Board.

6.   COMPLIANCE REPORTING AND INVESTIGATION

Employees and directors should take all responsible steps to prevent a Code violation,

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POLICIES & PROCEDURES                                   CODE OF BUSINESS CONDUCT
                                                                      AND ETHICS
                                                                    POLICY #1.04
                                                      Last Revised March 3, 2006
                                                                     Page 8 of 8

and should promptly report suspected Code violations to the General Counsel or Senior Vice President, Corporate Resources or through the procedures that have been established pursuant to the Company's Reportable Concerns Policy.

The responsibility for administering the Code, investigating violations of the Code and determining corrective and disciplinary action rests with the General Counsel and the SVP Corporate Resources, or if the issue allegedly involves either of them, then with the CEO. Cott's Board of Directors or the Chairman of the Audit Committee in consultation with the General Counsel, will review complaints involving Cott's accounting, internal accounting controls, and auditing matters in accordance with Cott's Reportable Concerns policy.

Confidentiality regarding those who make compliance reports and those potentially involved is maintained to the extent possible during a compliance investigation.

Cott does not tolerate retribution, retaliation or adverse personnel action of any kind against anyone for good faith reporting of a potential violation of this Code.

The General Counsel and Senior Vice President, Corporate Resources will periodically report violations of this Code that have been brought to their attention, as well as the corrective actions that have been taken, to Cott's Audit Committee.

7.   DISCIPLINARY ACTION

Failure to comply with this Code may result in disciplinary action which, depending on the seriousness of the matter, may include reprimand, probation, suspension, demotion or dismissal.

8.   SUMMARY

Remember that you are responsible for your actions. It is your responsibility to read and understand this Code. Ignorance of the provisions of this Code will not excuse you from the obligation to abide by them. Always use good judgement and when in doubt seek guidance or clarification and avoid doing anything that might cause you or the Company embarrassment if publicly disclosed. You can discuss any questions or concerns with your manager or Cott's General Counsel or Senior Vice President, Corporate Resources.



ADOPTED: MARCH 2, 2004

REVISED: JUNE 1, 2004

FURTHER REVISED: MARCH 7, 2005, MARCH 3, 2006